Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Avalon GloboCare Corp. on Form S-3 (File No. 333-229118) and Form S-8 (File No. 333-251196) of our report dated March 30, 2022, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Avalon GloboCare Corp. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of Avalon GloboCare Corp. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

March 30, 2022